Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

October 10, 2005

MIDWEST AIR GROUP REPORTS SEPTEMBER PERFORMANCE

Milwaukee, Wisconsin, October 10, 2005 – Midwest Air Group, Inc. (AMEX: MEH) today reported September performance data for Midwest Airlines and Midwest Connect.

Midwest Air Group, Inc. -- Performance Report
					Nine Months Ended
	September				September 30,
	2005	2004	% Change		2005	2004	% Change
Midwest Airlines Operations
Origin & Destination Passengers	236,626	164,205	44.1		2,230,961	1,671,321	32.3
Scheduled Service Revenue Passenger Miles (000s)	241,639	166,793	44.9		2,319,666	1,735,148	32.5
Scheduled Service Available Seat Miles (000s)	362,035	290,761	24.5		3,173,310	2,710,207	16.2
Total Available Seat Miles (000s)	366,316	299,892	22.1		3,214,216	2,814,549	13.3
Load Factor (%)	66.7%	57.4%	9.4	pts.	73.1%	64.0%	9.1	pts.
Revenue Yield (estimate)	$0.1235	$0.1263	(2.1)		$0.1163	$0.1212	(4.3)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.0875	$0.0764	14.5		$0.0898	$0.0813	10.0
Average Passenger Trip Length (miles)	1,021	1,016	0.5		1,040	1,038	0.1
Number of Flights	3,960	3,081	28.5		33,839	28,250	18.7
Into-plane Fuel Cost per Gallon (estimate)	$2.04	$1.46	39.9		$1.72	$1.26	38.4

Midwest Connect Operations
Origin & Destination Passengers	69,127	57,461	20.3		620,214	502,029	23.5
Scheduled Service Revenue Passenger Miles (000s)	20,473	17,811	14.9		180,892	149,131	21.3
Scheduled Service Available Seat Miles (000s)	31,650	30,815	2.7		286,160	269,248	6.3
Total Available Seat Miles (000s)	31,650	30,815	2.7		286,427	269,255	6.4
Load Factor (%)	64.7%	57.8%	6.9	pts.	63.2%	55.4%	7.8	pts.
Revenue Yield (estimate)	$0.3794	$0.3654	3.8		$0.3572	$0.3732	(4.3)
Revenue per Schd. Svc. ASM (1) (estimate)	$0.2518	$0.2170	16.0		$0.2317	$0.2123	9.1
Average Passenger Trip Length (miles)	296	310	(4.5)		292	297	(1.8)
Number of Flights	5,001	4,816	3.8		45,040	42,077	7.0
Into-plane Fuel Cost per Gallon (estimate)	$2.15	$1.51	42.2		$1.82	$1.31	38.7

(1) Passenger, Cargo and Other Transport Related Revenue divided by Scheduled Service ASMs.
Note: All statistics exclude charter operations except total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Skyway Airlines, Inc. – its wholly owned subsidiary – operates as Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 48 cities, including San Diego – the airline’s newest destination. More information is available at www.midwestairlines.com.

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